 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2007

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 19, 2007, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and nine-month period ended September 30, 2007 and that the Board of Directors declared a dividend of $0.14 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 7.01 Regulation FD Disclosure.

On October 19, 2007, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and nine-month period ended September 30, 2007 and that the Board of Directors declared a dividend of $0.14 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated October 19, 2007
99.2	Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: October 19, 2007	By: /s/Brian D. Young
Brian D. Young CFO, Executive VP & Treasurer

Exhibit 99.1

On October 19, 2007, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $551 million, today announced for the quarter and nine month period ended September 30, 2007 operating results and that the Board of Directors declared a dividend of $0.14 per share to shareholders of record on November 30, 2007, payable on December 14, 2007.

For the quarter ended September 30, 2007, the Corporation reported net income of $935,000, or $0.27 basic earnings per share. This compares to third quarter 2006 net earnings of $1,299,000, or $0.36 basic earnings per share.  Compared with the same period in 2006, third quarter 2007 net income decreased $364,000 or 28.0%.  The $364,000 decrease for the quarter was primarily the result of a $382,000 decrease in fair value of mortgage servicing rights, $96,000 (net of insurance recovery) of expenses resulting from a flood at the Corporation’s Ottawa facility, and an increase of $175,000 in the provision for loan losses, offset by an increase of $76,000 in net interest income, an $80,000 increase in other non-interest income, and a decrease in the provision for income taxes of $161,000.

Net income for the nine months ended September 30, 2007, totaled $3,367,000, or $0.95 basic earnings per share compared to net income of $3,723,000, or $1.03 basic earnings per share for the same period in 2006.  The decrease in net income for the nine month period was primarily the result of a $320,000 decrease in fair value of mortgage servicing rights, the aforementioned flood loss, a decrease of $185,000 in net interest income, an increase in the provision for loan losses of $260,000, and a $220,000 increase in loss on sales of securities, offset by a $355,000 gain on sale of the credit card portfolio, an increase of $172,000 in other non-interest income,  and a decrease in the provision for income taxes of $94,000.

Total assets amounted to $551.1 million at September 30, 2007 compared to $550.4 million at December 31, 2006, an increase of $700,000, or 0.1%.  The increase in assets was the result of an increase of $14.4 million in gross loans and an increase in total cash and cash equivalents of $11.6 million offset by a decrease of $28.4 million in available for sale securities.  Deposits during this same period increased $16.9 million (4.5%) and other borrowings (consisting of Federal Home Loan Bank borrowings, securities sold under agreements to repurchase, and junior subordinated deferrable debentures) decreased $18.8 million (15.2%).

Shareholders’ equity increased from $46.2 million at December 31, 2006 to $47.8 million at September 30, 2007.  This increase was the result of net income ($3,367,000), the cumulative effect change from adoption of Statement 156 ($519,000), and the issuance of 7,856 treasury shares ($108,000) under the Corporation’s Employee Stock Purchase Plan, offset by the payment of dividends ($1,479,000), a $3,000, net of tax, increase in unrealized losses on securities, and the repurchase of 54,000 common shares ($869,000).  The aforementioned increase in unrealized securities losses from January 1, 2007 to September 30, 2007, was primarily the result of customary and expected changes in the bond market.  The unrealized losses on securities are reported as accumulated other comprehensive loss in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2006 Form 10-K.

Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2007

Dear Shareholders, Customers and Employees,

We are pleased to report that as of September 30, 2007, total loans increased $14.4 million (4.3%) to over $349 million as compared to December 31, 2006.  As a primary result of the Corporation’s loan growth, ability to control funding costs and second quarter investment portfolio restructuring, the Corporation reported positive trends in the its net interest margin, which improved to 3.73% for the third quarter of 2007 compared to 3.57% for the same quarter in 2006.

Net income for the nine months ended September 30, 2007, totaled $3,367,000, or $0.95 basic earnings per share compared to net income of $3,723,000, or $1.03 basic earnings per share for the same period in 2006.  The decrease in net income for the nine month period was primarily the result of a $320,000 decrease in fair value of mortgage servicing rights, $96,000 (net of insurance recovery) of expenses resulting from a flood at the Corporation’s Ottawa banking facility, a decrease of $185,000 in net interest income, an increase in the provision for loan losses of $260,000, and a $220,000 increase in loss on sales of securities, offset by a $355,000 gain on sale of the credit card portfolio, an increase of $172,000 in other non-interest income,  and a decrease in the provision for income taxes of $94,000.

The Ottawa office is currently functioning out of a mobile unit, with preliminary plans to have a new structure in place by the second quarter of 2008.  You have our continued pledge, even as we face unexpected obstacles, to keep working to increase shareholder value.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine Months ended Sept. 30, 2007	Nine Months ended Sept. 30, 2006
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$25,936	$24,183
Interest expense	13,066	11,128
Net interest income	12,870	13,055
Provision for loan losses	400	140
Net interest income after provision for loan losses	12,470	12,915
Non-interest income	2,312	2,329
Non-interest expenses	10,547	10,559
Income before income taxes	4,235	4,685
Provision for income taxes	868	962
Net income	$3,367	$3,723

Average common shares outstanding	3,535,681	3,604,085

PER COMMON SHARE
Net income	$0.95	$1.03
Cash dividends	$0.42	$0.39
Book value	$13.57	$12.70
Closing price	$14.89	$16.49

FINANCIAL RATIOS
Return on average assets	0.81%	0.92%
Return on average equity	9.57%	11.37%
Net interest margin	3.59%	3.66%
Efficiency ratio	66.35%	65.54%
Loans to deposits	88.70%	91.67%
Allowance for loan losses to loans	0.59%	0.70%
Cash dividends to net income	43.95%	37.73%

PERIOD END BALANCES
	As of Sept. 30, 2007	As of Dec. 31, 2006
Assets	$551,052	$550,375
Loans (including available-for-sale)	$349,973	$335,549
Deposits	$394,556	$377,640
Shareholders' equity	$47,795	$46,152

Common shares outstanding	3,521,905	3,568,049

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

H. Edward Rigel

Robert L. Dillhoff

David P. Roach

R. Steven Unverferth

James N. Reynolds— Chairman

Daniel W. Schutt—President/CEO

Bonita R. Selhorst—Secretary

Brian D. Young—CFO/Executive V.P./Treasurer

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

William R. Perry

Robert L. Dillhoff

James N. Reynolds

H. Edward Rigel

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

R. Steven Unverferth

Daniel W. Schutt—President/CEO/Chairman

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about The Union Bank Company are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Drive

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

215 W. Market St.

Lima, OH 45801

419-228-2114

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211